Exhibit 99.1

Flotek Industries 10603 W Sam Houston Pkwy N, Suite 300 Houston, TX 77064 Ph: 713-849-9911 www.flotekind.com

FOR IMMEDIATE RELEASE

CONTACT: Investor & Media Relations

(713) 726-5376

IR@flotekind.com

FLOTEK INDUSTRIES, INC. ANNOUNCES THIRD QUARTER, 2015 FINANCIAL AND OPERATING RESULTS AND CONFERENCE CALL INFORMATION

•	Flotek posted earnings for the quarter ending September 30, 2015 of $0.04 per common share (fully diluted) compared to earnings per share of $0.02 per common share (fully diluted), excluding non-recurring, non-cash charges, for the quarter ending June 30, 2015.

•	Revenue for the third quarter, 2015 was $87.9 million, an increase of 1.0% from second quarter, 2015.

•	Third quarter CnF® sales volumes were 34% greater than second quarter, 2015 volumes and 59% above third quarter, 2014 levels.

•	Flotek recently announced a partnership with Ely & Associates (“Ely”), a leading international stimulation and completion consulting firm, under which Flotek and Ely will provide Flotek CnF® completion chemistry clients a suite of stimulation and completion consulting services to further extend Flotek’s reach as the leading North American completion chemistry and consulting services firm.

HOUSTON, October 21, 2015 — Flotek Industries, Inc. (NYSE:FTK - News) (“Flotek” or the “Company”) today announced results for the three months ended September 30, 2015.

As reported on Form 10-Q filed with the U.S. Securities and Exchange Commission, Flotek reported that revenue for the three months ended September 30, 2015, was $87.9 million compared to $116.8 million for the three months ended September 30, 2014, and $87.0 million for the second quarter of 2015. Third quarter, 2015 revenue increased 1.0% sequentially but decreased 24.7% when compared to the same period in 2014. The decrease in year-over-year revenue was driven by the steep decline in oilfield activity; however, the increase in sequential revenue was driven almost entirely by increased sales of Flotek’s Complex nano-Fluid® completion chemistries, a direct result of the growing interest in the Company’s precision, customized completion chemistries generated through a review of FracMax® data and validation results.

For the three months ended September 30, 2015, the Company reported net income from continuing operations of $2.0 million, or $0.04 per common share (fully diluted), compared to net income of $14.3 million, or $0.26 per common share (fully diluted) for the same period in 2014 and net income of $1.1 million or $0.02 per common share (fully diluted), excluding non-recurring, non-cash charges, in the second quarter of this year.

“In arguably the most challenging operating environment in my career, Flotek’s ability to post sequential earnings growth and record CnF® chemistry volumes is a testament to the effort of the hardest working women and men in the oilfield technology business,” said John Chisholm, Chairman, President and Chief Executive Officer of Flotek.

Exhibit 99.1

“Our third quarter results – especially the resilience of our proprietary, patented Complex nano-Fluid® suite of precision, customized completion chemistries – validate our belief that technology – in this case Flotek’s advanced completion chemistry – does make a meaningful, positive difference in well performance and economics and has become even more compelling in this challenging environment as companies look for ways to maximize economic return at the nadir of the commodity price cycle.”

“The market penetration of CnF® is the primary result of two key corporate initiatives and innovations: the rapid growth and acceptance of FracMax®, Flotek’s patent-pending data analytics and visualization tool that provides uncontroverted empirical proof of the positive impact of CnF® on well performance and economics; and, the introduction of the Flotek Store™, a direct distribution model allowing our clients to buy Flotek from Flotek,” added Chisholm. “While we are aware of the headwinds ahead of us, especially in the holiday-focused fourth quarter, our recent results provide a plethora of evidence that CnF® has reached a ‘tipping point’ that will lead to accelerated adoption and long-term growth of our core chemistry business.”

“In the past year, Flotek has grown its stable of CnF® ‘power users’ – those companies that we believe use CnF® on at least three-quarters of their completions – from just a handful to well over 30 today, another indication that Flotek’s Complex nano-Fluid® completion chemistries have gained considerable traction even as market activity decelerated,” added Chisholm. “Those companies – from leading independents to smaller, regional players – are not only the reason for our strong performance but also the impetus for future growth as their success stories will lead to the next generation of CnF® success stories. In fact, as a result of peer-to-peer discussions involving power users in the past months, several E&P companies that had not used CnF® prior to those discussions have joined our growing list of validations and new commercial clients.”

“In addition to the direct benefits of CnF® completion chemistries, our clients – especially those taking advantage of our new direct distribution channel – benefit from the complete Flotek experience, including access to our state-of-the-art laboratory services and precision, customized molecular formulations to address specific well needs as well as our recently announced partnership with John Ely and his team, which adds an additional level of confidence that the benefits of CnF® will be optimized in the completion process,” noted Chisholm. “Combined with our introduction of FracMax Centric™ in the coming weeks, Flotek is quickly becoming the total completion technology partner for energy producers in North America.”

Third quarter, 2015 CnF® volumes were 34% above second quarter levels and 59% above volumes in the third quarter of 2014. Third quarter, 2015 CnF® revenues were 32% above second quarter levels and 18% above third quarter, 2014 revenues. Chemistry gross margins also rose by over 400 basis points in the quarter when compared to the second quarter of 2015, primarily as a result of continued pricing stability among CnF® products and increased CnF® sales relative to other chemistries.

“As we continue to respond to customer needs, we have added CnF® formulations to our stable of chemistries that address basin-specific needs,” added Chisholm. “In some cases, those products carry a lower cost of production, some of which we are able to pass on to our clients, which, in this operating environment, we believe is the right thing to do, creating a win-win for both Flotek and our clients. However, overall we have been able to hold firm on CnF® pricing products since March, an indication that our customers understand and embrace the value created by our unique chemistry technology.”

Other Operational Highlights

While the exceptional performance of Flotek’s Energy Chemistry Technologies segment was an important highlight in the quarter, several other items deserve mention.

•	Flotek recently announced a technical partnership with Ely & Associates (“Ely”), a leading international stimulation and completion consulting firm, under which Flotek and Ely will provide Flotek CnF® completion chemistry clients a suite of stimulation and completion consulting services to further extend Flotek’s reach as the leading North American completion chemistry and consulting services firm. Through the partnership, Flotek will package Ely’s world-class reservoir stimulation and completion consulting services with the Company’s CnF® customized completion chemistries for those clients that purchase CnF® chemistries directly through the Flotek Store™.

Exhibit 99.1

•	CnF® validations continued to grow during the quarter, both in terms of the number of customers as well as overall volume. In addition, conversions from validations to commercial customers continues to grow with over 30 companies now using Flotek’s completion chemistries on over 75% of total company completions, up from less than a dozen during the same period last year.

•	In Canada, while the market remains even more challenged than domestic markets, Flotek completed an agreement with Engineered Chemistry, Inc. – led by a group of well-regarded Canadian geoscientists – to support Flotek’s direct distribution efforts north of the border.

•	On the international front, Flotek continues a number of key initiatives in Saudi Arabia, including being one of the first non-pressure pumping companies to introduce completion chemistries directly into the Kingdom. In addition to other chemistries, Flotek was recently awarded and has completed initial scale inhibitor chemistry testing for Aramco with evaluation of the results underway. In the United Arab Emirates, Flotek is completing a warehousing and blending agency agreement which should lead to more efficient operations throughout the Middle East. In South America, Flotek should begin CnF® validations in Chile and Argentina in the fourth quarter.

•	Despite a drop in the number of rigs in the Company’s Drilling Technologies serviceable areas, Flotek was able to increase the number of rigs serviced, a result of our concerted effort to hold and increase market share. Flotek’s innovative technologies, including TelePulseTM and the improved Stemulator®, as well as new drilling products like ProPulse, also helped partially offset the challenging operating environment.

•	In Production Technologies, the Company continues to see positive impacts from its acquisition of International Artificial Lift, including a contract for the sale and installation of four new Hydralift units. Additionally, Flotek is proceeding with the launch of its next-generation electrical submersible pump (“ESPs”) sales program beginning in the fourth quarter. Preliminary product introductions have been well received from both current and potential customers.

•	Flotek’s EOGA subsidiary continues to gain traction both domestically and internationally. Domestically, EOGA has made headway expanding its customer base by applying gel polymer for water shut-off in unconventional, multi-stage fractured Wolfcamp shale wells in the Permian Basin, followed by large volume CnF® treatments to stimulate oil flow. Additionally, EOGA began injecting CnF® into horizontal polymer flood injections to validate its effectiveness for use in chemical Enhanced Oil Recovery for a large international oil and gas producer.

•	In the Company’s Consumer and Industrial Chemistry Technologies segment, the Company signed a number of new and renewal contracts with key consumer and industrial clients, providing good visibility for the balance of this year and into the first half of 2016. The Company also strengthened its raw material position by entering into strategic supply agreements for 2016 and beyond.

•	The Company continues to progress on its new Global Research and Innovation facility in North Houston, with outside signage now in place and internal work underway. The 50,000 square foot facility will bring Flotek’s research team together under one roof and provide next-generation technology in an interactive setting, allowing clients to collaborate directly with Flotek’s research professionals, creating a more complete client experience.

•	In addition, Flotek is completing additional storage capacity at its flagship Marlow, Oklahoma chemistry production facility to support the growth in CnF® sales and the Company’s direct distribution efforts.

•	Flotek continues to consider opportunities to expand the reach of the Company’s DREAM™ big data analytics and visualization software, both by expanding the applications for FracMax® in the energy space as well as new applications beyond the energy space. In conjunction with several stakeholders, Flotek is engaged in discussions with a variety of parties to explore a number of initiatives related to the Company’s emerging software platform.

Financial Update

A complete review and discussion of the Company’s quarter-end financial performance and position can be found in the Company’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

Exhibit 99.1

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or Adjusted EBITDA (a non-GAAP measure of financial performance), for the three months ended September 30, 2015 was $7.3 million compared to $25.2 million for the three months ended September 30, 2014.

The Company recorded stock-based compensation expense during the quarter of $3.6 million ($2.3 million, net of tax at 35%). That compares to stock-based compensation expense in the third quarter of 2014 of $2.7 million ($1.7 million, net of tax at 35%).

A presentation of stock-based compensation and a reconciliation of GAAP net income to Adjusted EBITDA can be found at the conclusion of this release.

Cash flow from operations for the nine months ended September 30, 2015, was $17.8 million, compared to $39.9 million for the nine months ended September 30, 2014. Operating cash flow for the 2015 period was used primarily to expand capital facilities and to make required payments on the Company’s term note. Borrowings under the Company’s revolving line of credit were primarily used to repurchase Company stock in open market transactions and for tax withholding upon the vesting of employee stock awards.

Net debt improved to $44.8 million at the end of third quarter of 2015 compared to $49.7 million at the end of the second quarter of 2015.

Inventories were $84.4 million as of September 30, 2015, essentially unchanged compared to inventories as of June 30, 2015.

Outstanding receivables, net as of September 30, 2015, were $52.1 million, compared to $56.5 million as of June 30, 2015. The Company’s days sales outstanding (“DSO”) improved to 54 days at the end of the third quarter of 2015 compared to 59 days at the end of the second quarter of 2015. The Company’s allowance for doubtful accounts represented 1.7% of receivables at September 30, 2015.

Depreciation and amortization expense, excluding depreciation and amortization included in cost of sales, for the three months ended September 30, 2015, increased by $0.3 million when compared to the same period in 2014.

Interest and other expense decreased $0.1 million for the three months ended September 30, 2015 as compared to the same period of 2014.

The Company recorded an income tax provision of $0.4 million and a benefit of $6.5 million, yielding effective tax rates of 16.8% and 34.9% for the three and nine months ended September 30, 2015, respectively, compared to income tax provisions of $6.1 million and $18.4 million reflecting effective tax rates of 29.8% and 33.0% for the comparable periods in 2014. The lower effective tax rate for the three months ended September 30, 2015, is primarily due to the mix of pre-tax profit and loss between domestic and foreign jurisdictions.

Segment Details

Energy Chemistry Technologies segment reported revenue of $60.2 million for the three months ended September 30, 2015. Energy Chemistry Technologies revenue for the three months ended September 30, 2015, decreased $8.0 million, or 11.7%, relative to the comparable period of 2014, compared to a 53.9% decline in market activity as measured by average North American rig count. Revenue for the nine months ended September 30, 2015, decreased $29.9 million, or 15.5%, relative to the comparable period of 2014, compared to a 43.2% decline in market activity. The Energy Chemistry Technologies segment substantially outperformed the market activity indicators due to significant increases in CnF® sales volumes during the quarter. CnF® sales volumes increased 34% for the three months ended September 30, 2015, compared to the three months ended June 30, 2015, and increased 59% compared to the three months ended September 30, 2014. The increased sales of CnF® during the third quarter of 2015 were due to Flotek’s continued aggressive promotion of the benefits of CnF® in completions and re-stimulation efforts by leveraging the quantitative evidence demonstrated through the FracMax® analytical platform. These strategic sales and marketing efforts are ensuring that Flotek remains a leader in the energy chemistry industry and is poised to take even greater advantage of any market recovery.

Exhibit 99.1

Income from operations for the Energy Chemistry Technologies segment of $14.3 million decreased $5.6 million, or 28.2%, for the three months ended September 30, 2015, and decreased $27.7 million, or 45.6%, for the nine months ended September 30, 2015, relative to the comparable periods of 2014. The decrease in income from operations for both periods is primarily attributable to the decrease in gross margin and increased headcount during late 2014 and in the first half of 2015. Headcount has increased in the sales organization to pursue growth opportunities, and in R&I, related to new product development and increased demand for existing product support as the segment continues to refocus and reposition for growth in the market.

Despite a drop in the number of rigs in our Drilling Technologies serviceable areas, Flotek was able to increase the number of rigs serviced by the Company compared to the second quarter 2015, a result of our concerted effort to hold and increase market share. Flotek’s innovative technologies, including TelePulseTM and the improved Stemulator® as well as new drilling products like ProPulse, should help partially offset the challenges Drilling Technologies faces from the declining rig activity. Flotek is beginning to see more marginal companies falling out of the market, as the Company contends that pricing pressures may have hit their apex. Though early in the quarter, Flotek expects the fourth quarter to look similar to third quarter results, with cost cutting efforts continuing as the Company works to reduce cash burn rates in the business.

Drilling Technologies revenue of $10.8 million decreased $19.1 million, or 63.9%, and decreased $40.2 million, or 49.0%, for the three and nine months ended September 30, 2015, respectively, relative to the same periods in 2014, due to decreased actuated tool rentals, a decrease in Teledrift® domestic rental revenue, and decreased product sales. The revenue declines were primarily related to the decrease in drilling rig activity for the three and nine months ended September 30, 2015.

Income from operations for the Drilling Technologies segment for the three and nine months ended September 30, 2015, decreased by $8.2 million and $37.6 million, respectively, compared to the same periods of 2014, primarily resulting from the second quarter 2015 impairment charge. Income from operations, excluding the impairment, for the nine months ended September 30, 2015, decreased by $18.1 million over the same period of 2014. The decreases in income from operations for the three and nine months ended September 30, 2015, were primarily due to reductions in revenue and pricing pressure that resulted in customer price reductions, partially offset by reductions in direct and indirect costs resulting primarily from headcount reductions and other cost reduction measures.

Flotek’s Production Technologies gained positive momentum during the third quarter. The Company continues to experience positive impacts from its acquisition of International Artificial Lift, as Flotek was awarded its first four domestic Hydralift installs. Additionally, Flotek is proceeding with an electrical submersible pump launch scheduled for the fourth quarter 2015. Preliminary product introductions have been well received from both current and potential customers.

Revenue for the Production Technologies segment of $3.1 million for the three months ended September 30, 2015, decreased by $1.9 million, or 37.7%, from the same period in 2014 due to decreased sales of international Petrovalve® equipment. For the nine months ended September 30, 2015, revenue decreased by $0.7 million, or 6.8%, relative to the same period in 2014 as lower international Petrovalve® sales were partially offset by increases in domestic rod pump equipment sales.

Income from operations for the Production Technologies segment decreased $2.4 million and $4.9 million for the three and nine months ended September 30, 2015, compared to the same periods in 2014. Income from operations, excluding the impairment, decreased by $4.1 million for the nine months ended September 30, 2015, compared to the same period in 2014. These decreases are primarily due to product mix and increases in SG&A costs attributable to employee-related expenses as the segment continues to refocus and reposition for growth. The Production Technologies segment’s progress towards serving the oil market should build on the recent growth position achieved in the domestic rod pump market. New product and service offerings are being introduced in the last quarter of 2015, including new technologies in hydraulic pumping units and ESPs. These new products will position the Company for differentiation in the oil basins currently pursued by Production Technologies.

Exhibit 99.1

Sales in the company’s Consumer and Industrial Chemistry Technologies (“CICT”) segment remained strong and increased slightly when compared to the same period in 2014. Although lower than 2014 levels, demand for the segment’s higher margin flavor and fragrance business continues to improve. CICT remains well positioned on inventory and forward purchases to support both internal and external needs.

CICT revenue of $13.9 million increased $0.2 million, or 1.1%, and $3.5 million, or 8.8%, for the three and nine months ended September 30, 2015, respectively, versus the comparable periods of 2014, primarily due to increased terpene sales.

Income from operations for the CICT segment was essentially flat for the three months ended September 30, 2015, and increased $1.7 million, or 34.1%, for the nine months ended September 30, 2015, compared to the same periods of 2014. The increase in income from operations was primarily due to increased terpene sales and reductions in SG&A expenses resulting from cost control measures.

Fourth Quarter Outlook

“While we are pleased with our third quarter performance, especially given the challenging operating environment and decline in overall oilfield activity, we continue to more aggressively pursue additional growth opportunities, especially for Flotek’s world-class, precision, customized chemistry in North America and beyond,” added Chisholm. “While we understand the challenges that the holidays present in the fourth quarter, we will continue to be diligent in completing validations and converting those projects into long-term clients, focusing on the value created by using CnF® to maximize well value through enhanced completions. In addition, we are acutely focused on validations by large, independent operators that will begin in the fourth quarter with an eye to evaluation and client conversion in the New Year.”

Conference Call Details

Flotek will host a conference call on Thursday, October 22, 2015, at 8:00 a.m. EDT to discuss its operating results for the three months ended September 30, 2015.

To participate in the call, participants should dial 800-949-8476 approximately 5 minutes prior to the start of the call. The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of innovative specialty chemicals and down-hole drilling and production equipment. Flotek manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Exhibit 99.1

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filing on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Exhibit 99.1

Flotek Industries, Inc.

Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

	Three Months Ended		Nine Months Ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014
	(in thousands, except per share data)		(in thousands, except per share data)
GAAP Net Income (Loss) and Reconciliation to Adjusted EBITDA (Non-GAAP)
Net Income (Loss) (GAAP)	$1,975	$14,272	$(12,087)	$37,330
Interest Expense	476	424	1,303	1,259
Income Tax (Benefit) Expense	400	6,064	(6,490)	18,425
Depreciation and Amortization	4,433	4,462	13,613	13,276

EBITDA (Non-GAAP)	$7,284	$25,222	$(3,661)	$70,290

Impairment of inventory and rental equipment	—	—	20,372	—

Adjusted EBITDA (Non-GAAP)	$7,284	$25,222	$16,711	$70,290

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$3,569	$2,673	$10,479	$7,429
Less income tax effect at 35%	(1,249)	(936)	(3,668)	(2,600)

Stock Compensation Expense, net of tax	$2,320	$1,737	$6,811	$4,829

Weighted Average Shares Outstanding (Fully Diluted)	54,947	55,690	54,430	55,536

Stock Compensation Expense Per Share (Fully Diluted)	$0.04	$0.03	$0.13	$0.09

Exhibit 99.1

Flotek Industries, Inc.

Reconciliation of Earnings Per Share Adjusted For Impairment

	Three Months Ended	Nine Months Ended
	9/30/2015	9/30/2015
	(in thousands, except per share data)
Reconciliation of Earnings Per Share Adjusted For Impairment
Income (loss) before income taxes (as reported)	2,375	(18,577)
Impairment of inventory and rental equipment	—	20,372

Income before taxes (excluding impairment)	$2,375	$1,795
Income tax benefit (expense)	(400)	(249)

Net income	$1,975	$1,546

Earnings per common share:
Basic earnings per common share	$0.04	$0.03
Diluted earnings per common share	$0.04	$0.03
Weighted average common shares:
Weighted average common shares used in computing basic earnings per common share	54,578	54,430
Weighted average common shares used in computing diluted earnings per common share	54,947	55,035

Exhibit 99.1

Flotek Industries, Inc.

Unaudited Consolidated Balance Sheets

	9/30/2015	12/31/2014
	(in thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$2,998	$1,266
Accounts receivable, net of allowance for doubtful accounts of $910 and $847 at September 30, 2015 and December 31, 2014, respectively	52,069	78,624
Inventories	84,421	85,958
Income taxes receivable	1,704	—
Deferred tax assets, net	1,835	2,696
Other current assets	9,417	11,055

Total current assets	152,444	179,599
Property and equipment, net	85,835	86,111
Goodwill	72,820	71,131
Deferred tax assets, net	19,392	12,907
Other intangible assets, net	70,454	73,528

TOTAL ASSETS	$400,945	$423,276

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$22,046	$33,185
Accrued liabilities	12,611	12,314
Income taxes payable	—	1,307
Interest payable	93	93
Current portion of long-term debt	27,727	18,643

Total current liabilities	62,477	65,542
Long-term debt, less current portion	20,041	25,398
Deferred tax liabilities, net	22,910	25,982

Total liabilities	105,428	116,922

Commitments and contingencies
Equity:
Cumulative convertible preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 56,126,314 shares issued and 53,624,592 shares outstanding at September 30, 2015; 54,633,726 shares issued and 53,357,811 shares outstanding at December 31, 2014	6	5
Additional paid-in capital	269,807	254,233
Accumulated other comprehensive income (loss)	(1,033)	(502)
Retained earnings	40,675	52,762
Treasury stock, at cost; 1,452,434 and 449,397 shares at September 30, 2015 and December 31, 2014, respectively	(14,296)	(495)

Flotek Industries, Inc. stockholders’ equity	295,159	306,003
Noncontrolling interests	358	351

Total equity	295,517	306,354

TOTAL LIABILITIES AND EQUITY	$400,945	$423,276

Exhibit 99.1

Flotek Industries, Inc.

Unaudited Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$87,942	$116,761	$257,346	$324,653
Cost of revenue	56,715	70,683	170,340	192,585

Gross margin	31,227	46,078	87,006	132,068

Expenses:
Selling, general and administrative	23,634	21,499	70,223	63,924
Depreciation and amortization	2,785	2,439	8,258	7,225
Research and development	2,031	1,293	5,273	3,599
Impairment of inventory and rental equipment	—	—	20,372	—

Total expenses	28,450	25,231	104,126	74,748

Income (loss) from operations	2,777	20,847	(17,120)	57,320

Other income (expense):
Interest expense	(476)	(424)	(1,303)	(1,259)
Other income (expense), net	74	(87)	(154)	(306)

Total other income (expense)	(402)	(511)	(1,457)	(1,565)

Income (loss) before income taxes	2,375	20,336	(18,577)	55,755
Income tax benefit (expense)	(400)	(6,064)	6,490	(18,425)

Net income (loss)	$1,975	$14,272	$(12,087)	$37,330

Earnings (loss) per common share:
Basic earnings (loss) per common share	$0.04	$0.26	$(0.22)	$0.69
Diluted earnings (loss) per common share	$0.04	$0.26	$(0.22)	$0.67
Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	54,578	54,789	54,430	54,464
Weighted average common shares used in computing diluted earnings (loss) per common share	54,947	55,690	54,430	55,536

Exhibit 99.1

Flotek Industries, Inc.

Unaudited Consolidated Statements of Cash Flows

	Nine Months Ended
	9/30/2015	9/30/2014
	(in thousands, except per share data)
Cash flows from operating activities:
Net income (loss)	$(12,087)	$37,330
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment of inventory and rental equipment	20,372	—
Depreciation and amortization	13,613	13,276
Amortization of deferred financing costs	260	257
Gain on sale of assets	(3,010)	(2,552)
Stock compensation expense	10,479	7,429
Deferred income tax benefit	(8,696)	237
Excess tax benefit related to share-based awards	(2,154)	(3,425)
Changes in current assets and liabilities, net of acquisitions:
Restricted cash	—	(450)
Accounts receivable, net	26,555	(3,896)
Inventories	(16,294)	(18,035)
Income taxes receivable	(1,704)	—
Other current assets	1,799	(4,957)
Accounts payable	(11,139)	12,617
Accrued liabilities	(1,045)	1,019
Income taxes payable	847	1,082
Interest payable	—	(35)

Net cash provided by operating activities	17,796	39,897

Cash flows from investing activities:
Capital expenditures	(11,078)	(13,494)
Proceeds from sale of assets	3,225	3,322
Payments for acquisitions, net of cash acquired	(1,250)	(5,704)
Purchase of patents and other intangible assets	(434)	(780)

Net cash used in investing activities	(9,537)	(16,656)

Cash flows from financing activities:
Repayments of indebtedness	(8,357)	(8,506)
Borrowings on revolving credit facility	291,916	305,750
Repayments on revolving credit facility	(279,832)	(317,798)
Debt issuance costs	(10)	(256)
Excess tax benefit related to share-based awards	2,154	3,425
Purchase of treasury stock related to share-based awards	(5,376)	(6,060)
Proceeds from sale of common stock	779	763
Repurchase of common stock	(7,299)	—
Proceeds from exercise of stock options	22	461
Proceeds from exercise of stock warrants	—	1,545
Proceeds from noncontrolling interest	7	—

Net cash used in financing activities	(5,996)	(20,676)

Effect of changes in exchange rates on cash and cash equivalents	(531)	(38)

Net increase in cash and cash equivalents	1,732	2,527
Cash and cash equivalents at the beginning of period	1,266	2,730

Cash and cash equivalents at the end of period	$2,998	$5,257